As filed with the Securities and Exchange Commission on May 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Choice Hotels International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1209792
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Choice Hotels International, Inc.

915 Meeting Street, Suite 600

North Bethesda, Maryland 20852

(Address of Principal Executive Offices, Zip Code)

Choice Hotels International, Inc. 2025 Long-Term Incentive Plan

(Full title of the plan)

Simone Wu

Senior Vice President, General Counsel, Corporate Secretary & External Affairs

Choice Hotels International, Inc.

915 Meeting Street, Suite 600

North Bethesda, Maryland 20852

(301) 592-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ekaterina Napalkova

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Choice Hotels International, Inc., a Delaware corporation (the “Registrant”), relating to (i) 1,930,580 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Choice Hotels International, Inc. 2025 Long-Term Incentive Plan (the “Plan”), and (ii) 163,130 shares of Common Stock that may become available for issuance under the Plan as a result of outstanding awards under the Plan or the Choice Hotels International, Inc. 2017 Long-Term Incentive Plan that, in whole or in part, are terminated, expire, are cancelled, are settled in cash, or are withheld for taxes.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information required in Part I of Form S-8 will be delivered to the persons participating in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 8, 2025;

(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2025; and

(d)

the description of the Common Stock included as Exhibit 4.05 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 2, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the restated certificate of incorporation of the Registrant, as amended from time to time (the “Certificate of Incorporation”), the amended and restated bylaws of the Registrant, as amended from time to time (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”) as such provisions relate to the indemnification of the Registrant’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, Bylaws and the DGCL.

Section 102(b)(7) of the DGCL enables a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of the director’s or officer’s fiduciary duty, except: (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) for any officer in any action by or in the right of the corporation. In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation includes provisions eliminating, to the fullest extent permitted by the DGCL, the liability of its directors and officers to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duties as directors or officers. Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the Bylaws provide that any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Registrant (other than a judicial action or suit brought by or in the right of the Registrant) by reason of the fact that he or she is or was the Registrant’s director, officer, employee or agent, or that, being or having been such a director, officer, employee or agent, he or she is or was serving at the Registrant’s request as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), shall be indemnified and held harmless against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or investigation or any appeal therein shall be paid by the Registrant in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other Agent against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Bylaws. The Registrant has purchased and maintains insurance under which the Registrant’s directors, officers, employees or other Agents are insured against loss arising from claims made against any of them due to wrongful acts while acting in their individual and collective capacities as such, subject to certain exclusions.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage the Registrant’s stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and the Registrant’s stockholders. In addition, the stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The Plan provides that members of the Registrant’s compensation committee and the Registrant’s employees and directors shall not be liable for any act done in good faith with respect to the Plan or any award under the Plan.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.) (incorporated by reference to Exhibit 3.01 of the Registrant’s Registration Statement on Form S-4, filed August 31, 1998).

4.2	Amendment to the Restated Certificate of Incorporation of Choice Hotels International, Inc. dated April 30, 2013 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated April 26, 2013, filed on May 1, 2013).

4.3	Amendment to the Restated Certificate of Incorporation of Choice Hotels International, Inc. dated May 16, 2024 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated May 15, 2024, filed on May 17, 2024).

4.4	Second Amended and Restated Bylaws of Choice Hotels International, Inc., dated as of May 16, 2024 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K dated May 15, 2024, filed on May 17, 2024).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	Choice Hotels International, Inc. 2025 Long-Term Incentive Plan. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated May 15, 2025, filed on May 15, 2025)

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bethesda, State of Maryland, on the 15th day of May, 2025.

Choice Hotels International, Inc.

By:	/s/ Patrick S. Pacious
Name:	Patrick S. Pacious
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick S. Pacious, Simone Wu, and Scott E. Oaksmith and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick S. Pacious Patrick S. Pacious	President and Chief Executive Officer, Director (principal executive officer)	May 15, 2025

/s/ Scott E. Oaksmith Scott E. Oaksmith	Chief Financial Officer (principal financial and accounting officer)	May 15, 2025

/s/ Stewart W. Bainum, Jr. Stewart W. Bainum, Jr.	Chairman, Director	May 15, 2025

/s/ Brian B. Bainum Brian B. Bainum	Director	May 15, 2025

/s/ William L. Jews William L. Jews	Director	May 15, 2025

/s/ Monte J.M. Koch Monte J.M. Koch	Director	May 15, 2025

/s/ Liza K. Landsman Liza K. Landsman	Director	May 15, 2025

/s/ Ervin R. Shames Ervin R. Shames	Director	May 15, 2025

/s/ Gordon A. Smith Gordon A. Smith	Director	May 15, 2025

/s/ Maureen D. Sullivan Maureen D. Sullivan	Director	May 15, 2025

/s/ John P. Tague John P. Tague	Director	May 15, 2025

/s/ Donna F. Vieira Donna F. Vieira	Director	May 15, 2025